Investor and Media Relations: Marty Tullio, Managing Partner McCloud Communications, LLC 949.553.9748 marty@mccloudcommunications.com

Victory by Overwhelming Majority for CNS Response Board
at Annual Meeting of Stockholders

CEO George Carpenter Lauds Clear Mandate From Shareholders

Costa Mesa, CA – September 29, 2009 – CNS Response, Inc. (OTCBB: CNSO) today announced the voting results of its Annual Meeting of Shareholders held September 29, 2009 in Newport Beach, California.  Present at the meeting in person or by proxy were holders of 26,490,888, or 63.4 percent of common stock entitled to vote as of the record date of August 27, 2009.

At the meeting, George Carpenter, Henry Harbin, M.D., David Jones, John Pappajohn, Jerome Vaccaro, M.D. and Tommy Thompson were elected by greater than 99 percent of the shares voting at the meeting.  More than 80 percent of the shares of the Company, other than those owned by Len Brandt and his family, voted in favor of the Company’s Board of Directors.

George Carpenter, CEO of CNS, expressed gratitude to the stockholders of CNS for their clear and decisive vote of confidence for the current management team, “We are delighted to have received such an overwhelming majority of the voted shares.  We accept this mandate from the stockholders of the Company to continue our efforts and we intend to justify the faith and confidence placed in us by our supporters.”

Addressing the recent challenges to the Board by Len Brandt, Mr. Carpenter noted, “Today, our stockholders clearly affirmed that they believe in the Company’s Board and management team, and that Len Brandt’s destructive tactics need to stop.”

Under the terms of a status quo order issued by the Delaware Court of Chancery, in connection with the action by Len Brandt seeking to enforce the results of his purported September 4th stockholder meeting George Carpenter, Henry Harbin, M.D., David Jones, John Pappajohn, Jerome Vaccaro, M.D. Tommy Thompson, and Len Brandt will serve as status quo directors until the case is concluded.

Mr. Carpenter concluded, “We will continue to conduct our business as usual.  We will continue to complete our trial and to bring our product to market.  We look forward to a bright future and more victories to follow.”

About CNS Response
Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc.  Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient

-more-

Victory by Overwhelming Majority for CNS Response Board at Annual Meeting of Stockholders

outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient’s own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

# # #